Exhibit 99.1

NEWS RELEASE

Halcón Resources Commences Cash Tender Offer for Any and All of Its 8.625% Senior Secured Notes Due 2020

HOUSTON, TEXAS — February 9, 2017 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”), announced today that it has commenced a cash tender offer for any and all of its outstanding $700 million 8.625% Senior Secured Notes due 2020 (the “Notes”).  The tender offer is being made on the terms and subject to the conditions set forth in the offer to purchase dated February 9, 2017 and the related letter of transmittal and notice of guaranteed delivery (together, the “Offer Documents”).

The tender offer will expire at 5:00 p.m., New York City time, on February 15, 2017, unless extended or earlier terminated as described in the Offer Documents (such time and date, as they may be extended, the “Expiration Date”).  Holders of the Notes who validly tender (and do not validly withdraw) their Notes prior to the Expiration Date or who deliver to the depository and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the Offer Documents, will be eligible to receive in cash $1,045.63 for each $1,000 principal amount of Notes that are accepted by Halcón for purchase in the tender offer (the “Purchase Price”), plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be February 16, 2017.

Certain information regarding the Notes and the terms of the tender offer is summarized below.

Title of Security	CUSIP Number	Outstanding Principal Amount	Purchase Price per $1,000 Principal Amount
8.625% Senior Secured Notes Due 2020	40537QAH3/US40537QAH39 U4057PAF2/USU4057PAF28	$700,000,000	$1,045.63	(1)

(1)         Excluding accrued and unpaid interest which will be paid in addition to the Purchase Price on the settlement date

Tendered notes may be withdrawn at any time at or prior to the Expiration Date.  Halcón reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.

The tender offer is subject to the satisfaction or waiver of certain conditions, including receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company.  If any Notes remain outstanding after the consummation of the tender offer, the Company expects (but is not obligated) to redeem such Notes in accordance with the terms and conditions set form in the related indenture.

Halcón has engaged JPMorgan Securities to act as dealer manager in connection with the tender offer, and has appointed U.S. Bank National Association to serve as depository and information agent for the tender offer

For additional information on the tender offer terms, please contact J.P. Morgan at (866) 834-4666 (toll free) or (212) 834-4811 (collect).  Questions regarding the tender offer should be directed to U.S. Bank National Association at (651) 466-7367 (banks and brokers) or (800) 934-6802 (option 8) (all others).

The complete terms and conditions of the tender offer are described in the offer to purchase and related letter of transmittal and notice of guaranteed delivery.  These documents are available by contacting U.S. Bank National Association by phone.

None of Halcón, its board of directors, the dealer manager or U.S. Bank National Association, or any of their respective affiliates, is making any recommendation as to whether holders should tender any Notes in response to the tender offer.  Holders should make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities.  The tender offer is being made solely by means of the offer to purchase and the related letter of transmittal and notice of guaranteed delivery.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Quentin Hicks, Senior Vice President of Finance & Investor Relations, at 832-538-0557 or qhicks@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Statements regarding our pending acquisitions and divestitures are forward-looking statements; there can be no guarantee that these transactions close on the timeframe described herein or that they close at all. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.